Exhibit 99.1
5227 North 7th Street • Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602) 234-2264 • www.zila.com

For Immediate Release	Contact: Zila, Inc.
Andrew A. Stevens (602) 266-6700
Zila Announces Its Fiscal 2006 First Quarter Financial Results
Phoenix, December 8, 2005—Zila, Inc. (Nasdaq:ZILA) announced results for its first quarter of fiscal 2006 that ended October 31, 2005. Highlights of those results, compared with the first quarter of fiscal 2005 ended October 31, 2004, are as follows:
•	Net revenues were $9.7 million, a decrease of 2%, compared to net revenues of $9.9 million.

•	Zila Pharmaceuticals revenues increased $1.1 million, or 96%. All of Pharmaceuticals’ products contributed to this increase, with ViziLite® generating $0.6 million in revenues, a five-fold increase over the sales generated in the first quarter of the prior year. Peridex® sales increased 25% to $1.1 million and sales at IST were $0.6 million, a 191% increase over the prior year. Zila Nutraceuticals revenue decreased $1.3 million, or 15% in what continues to be a soft market for Vitamin E products and a challenging retail environment for other single supplement vitamin forms.

•	Gross margin decreased to 58% in the first quarter of fiscal 2006 from 65% in the prior year period, driven primarily by discounts offered in an effort to stimulate Ester-C® sales. Gross profit dollars decreased by $0.7 million, or 12%, to $5.7 million from $6.4 million.

•	Marketing and selling expense in the first quarter of fiscal 2006 increased by approximately 12%, to $4.8 million, from $4.3 million, driven largely by Zila Pharmaceuticals’ marketing efforts and increased spending in support of ViziLite.

•	Research and development spending, primarily in connection with Zila’s OraTest® program, temporarily decreased by nearly 6%, to $1.8 million from $1.9 million.

•	General and administrative costs increased 24% to $3.4 million from $2.7 million due to increased professional and consulting fees, the addition of key personnel, growth in support functions for ViziLite and approximately $81,000 of stock compensation expense recognized as we implemented SFAS 123R (expensing of stock options.)

•	The net impact of the items discussed above resulted in a net loss for the quarter of $5.0 million, or eleven cents per share, compared to a loss of $2.7 million, or six cents per share.
Zila’s Chairman, President and CEO, Doug Burkett, Ph.D., said, “We are greatly encouraged by the results that were produced by our Pharmaceuticals Unit during this quarter. ViziLite sales continue their impressive growth, with a 20% increase compared to the fourth quarter of fiscal 2005. Our Nutraceuticals Unit, however, was faced with challenges that it has not seen in several years. Two of our largest nutraceuticals customers have recently reported financial results that show flat to negative revenue comparisons. Their public comments reflect a domestic retail sales environment that is still pressured by negative sales trends for Vitamin E and may be further influenced by high gasoline prices and a reallocation of shelf space away from supplements by some participants in the food, drug and mass merchandiser trade channels. The impact of these issues on domestic Ester-C sales was significant in the first quarter. Despite these domestic challenges, we are encouraged by several new growth opportunities including the addition of a potentially large new customer during the quarter. We are also excited by the recently announced agreement that we’ve signed with Asahi Godo, our trading partner for entry into the Japanese market, and we look forward to the commencement of that arrangement. Our Ester-E product continues to experience growth at retail and our first human study designed to support its superiority to regular vitamin E is nearly complete. We look forward to announcing the results from that study. Several other promising initiatives are underway to quickly return our Ester brand business back to its three year history of double digit growth.”
Zila Nutraceuticals
Net revenues for Zila Nutraceuticals for the three months ended October 31, 2005 decreased 15% to $7.4 million compared to $8.7 million for the three months ended October 31, 2004. The revenue decline was driven largely by slower retail sales of Ester-C that resulted in lower factory orders by our customers. We believe that the slower retail sales may be the result of higher gasoline prices, inventory reductions and shelf space reallocations in certain retail trade channels.
Gross margins for Zila Nutraceuticals decreased to 62% for the three months ended October 31, 2005 compared to 68% for the three months ended October 31, 2004. The reduction in our gross profit percentage resulted from increased sales discounts offered to our customers and start-up production costs for a new Ester-C customer’s product.
Zila Pharmaceuticals
Net revenues for Zila Pharmaceuticals for the three months ended October 31, 2005 increased 96%, to $2.3 million, compared to $1.2 million in the prior year period.
The increase in net revenues in the Pharmaceuticals Business Unit was driven by increases in all product lines, led by a nearly five-fold increase in ViziLite sales. Additionally, sales for the IST subsidiary (net of intercompany sales) were $568,000 compared to $195,000 last year and Peridex sales increased 25% to $1.1 million.
Gross margins for Zila Pharmaceuticals increased to 47% in the first quarter of fiscal 2006 from 39% in the first quarter of fiscal 2005, due to improvements in gross margin across all product lines. Gross margin for the core Pharmaceutical business, excluding IST, was 62%.
Zila Biotechnology
Total operating expenses for Zila Biotechnology were $2.2 million for the three months ended October 31, 2005, a 7% decrease over the $2.4 million for the three months ended October 31, 2004. Expenses related to the OraTest® clinical program decreased 9%.
In a separate release, we also announced today that we have received a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) for our Phase III clinical trial of OraTest, our oral cancer detection drug. The SPA is a process that allows for official FDA evaluation of a Phase III clinical trial and provides trial sponsors with a binding written agreement that the design and analysis of the study are adequate to support a license application submission if the study is performed according to the SPA.
We intend to begin enrollment in the new Phase III trial during our second quarter of fiscal 2006 and costs are expected to increase throughout fiscal 2006 and early fiscal 2007. The cost of the new trial is anticipated to be less than $10 million.
Conference Call
Zila, Inc. will host a conference call to discuss these results today at 4:30 p.m. ET; 2:30 p.m. MT. This call is open to the public. Domestic participants may dial 877-407-8031 up to ten minutes before the scheduled start time and ask for the Zila conference call. Participants calling from outside the United States should dial

201-689-8031. A tape replay of the call will be available beginning two hours after the conclusion of the call through December 10, 2005, by dialing 877-660-6853 and providing the access code ID#1181196 and pass code 286. Participants calling from outside the United States should dial 201-612-7415. In addition, the call will be broadcast over the Internet and can be accessed at http://www.zila.com. Investors should visit the website prior to the call to download any necessary audio software.
About Zila
Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:
•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest® technologies.

•	Zila Pharmaceuticals, a manufacturer and marketer of products to promote oral health and prevent oral disease, including ViziLite® Plus oral examination kits and Peridex® prescription periodontal rinse.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of vitamins C and E for Whole Body Protection.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Forward looking statements contained herein include, but are not limited to, statements regarding the OraTest® regulatory effort. These forward-looking statements speak only as of the date the statements were made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified. Furthermore, these forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to maintain, expand, or in certain cases, regain distribution within new or existing channels of trade for its products; and the market acceptance of the ViziLite® and Ester-E® products and the future gross margins for such products. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® clinical program and product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2005, filed with the Securities and Exchange Commission. In light of those risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release. We are under no obligation, nor do we intend, to update the forward-looking statements contained herein to reflect circumstances existing after the date of this release.

Zila, Inc.
Income Statement (Unaudited)
(in thousands — except per share data)

	Three months ended
	October 31,
	2005	2004
Net revenues	$9,681	$9,876
Cost of products sold	4,024	3,470

Gross profit	5,657	6,406

Operating Costs and Expenses:
Marketing & selling	4,781	4,279
General & administrative	3,363	2,718
Research & development	1,817	1,930
Depreciation & amortization	709	658

	10,670	9,585

Loss from operations	(5,013)	(3,179)
Other income (expense), net	18	(22)

Loss before income taxes	(4,995)	(3,201)
Income tax expense	(4)	(2)

Loss from continuing operations	(4,999)	(3,203)
Income (loss) from operations of discontinued Zilactin product line	(3)	491

Net loss	(5,002)	(2,712)
Preferred stock dividends	(10)	(10)

Net loss attributable to common shareholders	$(5,012)	$(2,722)

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.11)	$(0.07)
Income from discontinued operations	—	0.01

Net Loss	$(0.11)	$(0.06)

Weighted average shares outstanding — basic and diluted	45,660	45,501

EBITDA (a)	$(4,321)	$(2,038)

(a)	EBITDA is defined as earnings (loss) before net interest, taxes (income), depreciation and amortization.
EBITDA Reconciliation
(in thousands)

	Three months ended
	October 31,
	2005	2004
EBITDA	$(4,321)	$(2,038)
Interest income	84	52
Interest expense	(52)	(48)
Income tax expense	(4)	(2)
Depreciation and amortization	(709)	(676)

Net loss	$(5,002)	$(2,712)

We consider EBITDA to be a meaningful measure of our ongoing operations that assists us in assessing our ability to fund our regulatory program and debt service and to finance the growth of our core businesses.
Although we use EBITDA as a financial measure to assess the performance of our business, we do not use EBITDA alone because it does not consider certain material costs, expenses and other items necessary to operate our business. These items include debt service costs and non-cash depreciation and amortization expense associated with long-lived assets. Because EBITDA does not consider these items, a user of our financial information should also consider net income as an important measure of our financial performance in that it provides a more complete measure of our performance.
Net Revenues by Business Unit
(in thousands)

	Three months ended
	October 31,
	2005	2004	% Change
Nutraceuticals	$7,414	$8,721	(15)%
Pharmaceuticals*	2,267	1,155	96%

Total company	$9,681	$9,876	(2)%

*	Includes nominal revenues generated by the Biotechnology Business Unit in the three month period ended October 31, 2005.
Pharmaceuticals Unit Gross Profit
(in thousands)

	Three months ended
	October 31,
Net Revenues:	2005	2004

Pharmaceuticals	$2,267	$1,155
IST	568	195

Pharmaceuticals, excluding IST	$1,699	960

Gross Profit:

Pharmaceuticals	1,060	455
IST	12	(97)

Pharmaceuticals, excluding IST	1,048	552

Gross margin, excluding IST	62%	58%

Management believes that it is helpful to investors to understand the impact that IST’s low margins have on the gross profit generated by the Pharmaceutical Unit as a whole.

Balance Sheet (Unaudited)
(in thousands)

	October 31,	July 31,
	2005	2005
Current assets	$29,380	$32,639
Property — net	9,970	9,692
Intangibles — net	22,394	22,614
Other	460	473

Total assets	$62,204	$65,418

Current liabilities	$11,595	$9,815
Long-term debt	3,254	3,328
Other	499	553
Equity	46,856	51,722

Total liabilities and equity	$62,204	$65,418